ELEMENTAL ALTUS ROYALTIES CORP.

2020 INCENTIVE COMPENSATION PLAN

ARTICLE 1
ESTABLISHMENT, PURPOSE AND DURATION

1.1. Establishment of the Plan. The following is the omnibus equity incentive compensation plan of Elemental Altus Royalties Corp. (the "Company") pursuant to which share based compensation Awards (as defined below) may be granted to eligible Participants (as defined below). The name of the plan is the Elemental 2020 Incentive Compensation Plan (the "Plan").

The Plan permits the grant of Options, Restricted Share Units and Performance Share Units (as such terms are defined below). The Plan was approved by the Board (as defined below) on July 28, 2020, and an amendment to the Plan was approved by the Board on August 8, 2023 and October 28, 2024, and the Plan will be effective upon ratification of Company shareholders (the "Effective Date") until the date it is terminated by the Board in accordance with the Plan.

1.2. Purposes of the Plan. The purposes of the Plan are to: (i) provide the Company with a mechanism to attract, retain and motivate highly qualified directors, officers, employees and consultants of the Company and its Affiliates; (ii) align the interests of Participants with that of other shareholders of the Company generally; and (iii) enable and encourage Participants to participate in the long-term growth of the Company through the acquisition of Shares (as defined below) as long-term investments.

1.3. Successor Plan. This Plan shall, in respect of Options (as defined below), serve as the successor to the Company's share option plan most recently reapproved by the holders of the Company's Shares on October 18, 2019 (the "Predecessor Plan"). No further awards shall be made under the Predecessor Plan from and after the Effective Date of the Plan.

ARTICLE 2
DEFINITIONS

2.1. Whenever used in the Plan, the following terms shall have the respective meanings set forth below, unless the context clearly requires otherwise, and when such meaning is intended, such term shall be capitalized.

(a) "Affiliate" means any corporation, partnership or other entity (i) in which the Company, directly or indirectly, has majority ownership interest or (ii) which the Company controls. For the purposes of this definition, the Company is deemed to "control" such corporation, partnership or other entity if the Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership or other entity, whether through the ownership of voting securities, by contract or otherwise, and includes a corporation which is considered to be a subsidiary for purposes of consolidation under International Financial Reporting Standards.

(b) "Award" means, individually or collectively, a grant under the Plan of Options, Restricted Share Units or Performance Share Units, in each case subject to the terms of the Plan.

(c) "Award Agreement" means either (i) a written agreement entered into by the Company or an Affiliate of the Company and a Participant setting forth the terms and provisions applicable to Awards granted under the Plan; or (ii) a written statement issued by the Company or an Affiliate of the Company to a Participant describing the terms and provisions of such Award. All Award Agreements shall be deemed to incorporate the provisions of the Plan, subject to such modifications or additions as the Committee may, in its sole discretion, determine appropriate. An Award Agreement need not be identical to other Award Agreements either in form or substance.

(d) "Blackout Period" means a period of time during which the Participant cannot sell Shares, due to applicable law or policies of the Company in respect of insider trading.

(e) "Board" or "Board of Directors" means the Board of Directors of the Company as may be constituted from time to time.

(f) "Cause" means (i) if the Participant has a written agreement pursuant to which he or she offers his or her services to the Company and the term "cause" is defined in such agreement, "cause" as defined in such agreement; or otherwise (ii) (a) the inability of the Participant to perform his or her duties due to a legal impediment such as an injunction, restraining order or other type of judicial judgment, decree or order entered against the Participant; (b) the failure of the Participant to follow the Company's reasonable instructions with respect to the performance of his or her duties; (c) any material breach by the Participant of his or her obligations under any code of ethics, any other code of business conduct or any lawful policies or procedures of the Company; (d) excessive absenteeism, flagrant neglect of duties, serious misconduct, or conviction of crime or fraud; and (e) any other act or omission of the Participant which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

(g) "Change of Control" means the occurrence of any one or more of the following events:

(i) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company as a result of which the holders of Shares prior to the completion of the transaction hold or beneficially own, directly or indirectly, less than 50% of the outstanding Voting Securities of the successor corporation after completion of the transaction;

(ii) the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company and/or any of its subsidiaries to any other person or entity, other than a disposition to a wholly-owned subsidiary in the course of a reorganization of the assets of the Company and its subsidiaries;

(iii) a resolution is adopted to wind-up, dissolve or liquidate the Company;

(iv) an acquisition by any person, entity or group of persons or entities acting jointly or in concert of beneficial ownership of more than 50% of the Voting Securities, or securities convertible into, exercisable for or carrying the right to purchase more than 50% of the Voting Securities on a post-conversion basis, assuming only the conversion or exercise of securities beneficially owned by the acquiror; or

(v) the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

(h) "Committee" means the Board of Directors or if so delegated in whole or in part by the Board, any duly authorized committee of the Board appointed by the Board to administer the Plan.

(i) "Company" means Elemental Altus Royalties Corp., a company existing under the Business Corporations Act (British Columbia), and any successor thereof.

(j) "Consultant" has the meaning set out in Policy 4.4 of the Exchange or such replacement definition for so long as the Shares are listed on the Exchange, and if the Shares are not so listed, shall have the meaning, if any, that applies to a listing of the Shares on such other exchange as the Shares are then listed on.

(k) "Corporate Reorganization" shall have the meaning ascribed to such term under section herein.

(l) "Director" means any individual who is a member of the Board of Directors of the Company.

(m) "Disability" means the disability of the Participant which would entitle the Participant to receive disability benefits pursuant to the long-term disability plan of the Company (if one exists) then covering the Participant, provided that the Board may, in its sole discretion, determine that, notwithstanding the provisions of any such long-term disability plan, the Participant is permanently disabled for the purposes of the Plan.

(n) "Dividend Equivalent" means a right with respect to an Award to receive cash, Shares or other property equal in value and form to dividends declared by the Board and paid with respect to outstanding Shares. Dividend Equivalents shall not apply to an Award unless specifically provided for in the Award Agreement, and if specifically provided for in the Award Agreement shall be subject to such terms and conditions set forth in the Award Agreement as the Committee shall determine.

(o) "Employee" means any employee or officer of the Company or an Affiliate of the Company. Directors who are not otherwise employed by the Company or an Affiliate of the Company shall not be considered Employees under the Plan.

(p) "Exchange" means the TSX Venture Exchange, or if the Shares are not listed on the TSX Venture Exchange, such other principal market on which the Shares of the Company are then traded as designated by the Committee from time to time.

(q) "Exchange Hold Period" means a four month resale restriction imposed by the Exchange, as set forth in the Exchange Policies.

(r) "Exchange Policies" mean the policies of the Exchange, including those set forth in the Corporate Finance Manual of the Exchange.

(s) "FMV" means, unless otherwise required by any applicable provision of any regulations thereunder or by any applicable accounting standard for the Company's desired accounting for Awards or by the rules of the Exchange, a price that is determined by the Committee, provided that such price cannot be less than the last closing price of the Shares on the Exchange less any discount permitted by the rules or policies of the Exchange.

(t) "Insider" shall have the meaning ascribed thereto in Exchange Policies.

(u) "Investor Relations Activities" shall have the meaning ascribed thereto in Exchange Policies.

(v) "Non-Employee Director" means a Director who is not an Employee.

(w) "Notice Period" means any period of contractual notice or reasonable notice that the Company or an Affiliate of the Company may be required at law, by contract or otherwise agrees to provide to a Participant upon termination of employment, whether or not the Company or Affiliate elects to pay severance in lieu of providing notice to the Participant, provided that where a Participant's employment contract provides for an increased severance or termination payment in the event of termination following a Change of Control, the Notice Period for the purposes of the Plan shall be the Notice Period under such contract applicable to a termination which does not follow a Change of Control.

(x) "Option" means the conditional right to purchase Shares at a stated Option Price for a specified period of time subject to the terms of the Plan.

(y) "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

(z) "Participant" means an Employee, Non-Employee Director or Consultant who has been selected to receive an Award, or who has an outstanding Award granted under the Plan or the Predecessor Plan.

(aa) "Performance Period" means the period of time during which the assigned performance criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award.

(bb) "Performance Share Unit" means an Award granted under Article 9 herein and subject to the terms of the Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

(cc) "Period of Restriction" means the period when an Award of Restricted Share Units is subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or upon the occurrence of other events as determined by the Committee, in its discretion.

(dd) "Person" shall have the meaning ascribed to such term in Exchange Policies.

(ee) "Reserve" shall have the meaning ascribed to such term under section 4.1 herein.

(ff) "Restricted Share Unit" means an Award denominated in units subject to a Period of Restriction, with a right to receive Shares upon settlement of the Award, granted under Article 7 herein and subject to the terms of the Plan.

(gg) "Retirement" or "Retire" means a Participant's permanent withdrawal from employment or office with the Company or an Affiliate of the Company on terms and conditions accepted and determined by the Board.

(hh) "Shares" means common shares of the Company.

(ii) "Share Units" means Performance Share Units and Restricted Share Units, including any Dividend Equivalent granted with respect to a Performance Share Unit and/or Restricted Share Unit.

(jj) "Termination Date" means the date on which a Participant ceases to be eligible to participate under the Plan as a result of a termination of employment, officer position, board service or consulting arrangement with the Company or any Affiliate of the Company for any reason, including death, Retirement, resignation or termination with or without Cause. For the purposes of the Plan, a Participant's employment, officer position, board service or consulting arrangement with the Company or an Affiliate of the Company shall be considered to have terminated effective on the last day of the Participant's actual and active employment, officer position or board or consulting service with the Company or the Affiliate whether such day is selected by agreement with the individual, unilaterally by the Company or the Affiliate and whether with or without advance notice to the Participant. For the avoidance of doubt, no period of notice or pay in lieu of notice that is given or that ought to have been given under applicable law in respect of such termination of employment that follows or is in respect of a period after the Participant's last day of actual and active employment shall be considered as extending the Participant's period of employment for the purposes of determining his or her entitlement under the Plan.

(kk) "Voting Securities" shall mean any securities of the Company ordinarily carrying the right to vote at elections of directors and any securities immediately convertible into or exchangeable for such securities.

ARTICLE 3
ADMINISTRATION

3.1. General. The Committee shall be responsible for administering the Plan. The Committee may employ legal counsel, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive and binding upon the Participants, the Company, and all other interested parties. No member of the Committee will be liable for any action or determination taken or made in good faith with respect to the Plan or Awards granted hereunder. Each member of the Committee shall be entitled to indemnification by the Company with respect to any such determination or action in the manner provided for by the Company and its subsidiaries.

3.2. Authority of the Committee. The Committee shall have full and exclusive discretionary power to determine the terms and provisions of Award Agreements, to interpret the terms and the intent of the Plan and any Award Agreement or other agreement ancillary to or in connection with the Plan, to determine eligibility for Awards, and to adopt such rules, regulations and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including grant, exercise price, issue price and vesting terms, determining any performance goals applicable to Awards and whether such performance goals have been achieved, and, subject to Article 13, adopting modifications and amendments to the Plan or any Award Agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the jurisdictions in which the Company and its Affiliates operate. All costs incurred in connection with this Plan shall be for the account of the Company. This Plan shall be administered in accordance with the Exchange Policies by the Committee so long as the Shares are listed on the Exchange.

3.3. Delegation. The Committee may delegate to one or more of its members any of the Committee's administrative duties or powers as it may deem advisable; provided, however, that any such delegation must be permitted under applicable corporate law.

3.4. Record Keeping. The Company shall maintain a register in which shall be recorded:

(a) the name and address of each Participant;

(b) the number of Shares subject to Awards granted to each Participant; and

(c) the aggregate number of Shares subject to Awards.

ARTICLE 4
SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1. Maximum Number of Shares Available for Awards. The maximum number of Shares available for issuance pursuant to the exercise or redemption, as applicable of Awards granted under the Plan, will be 10% of the total outstanding Shares from time to time less the number of Shares issuable pursuant to any Share Units issued hereunder and other security-based compensation arrangements of the Company (the "Reserve"). For greater certainty, the aggregate number of Shares available for issuance pursuant to settlement of Options shall not exceed 10% of the Company's outstanding share capital. Shares in respect of which Options have not been exercised and are no longer subject to being purchased pursuant to the terms of any Options shall be available for further Options under the Plan. The Plan with respect to the Options is a "rolling plan" and as a result, any and all increases in the number of issued and outstanding Shares will result in an increase to the Reserve.

4.2. Maximum Number of Shares Available for the Settlement of Share Units. For so long as the Company is listed on the TSX Venture Exchange or on another exchange that requires the Company to fix the number of Shares to be issued in settlement of Share Units, the maximum number of Shares available for issuance pursuant to the settlement of Share Units shall be 6,895,109 Shares. For greater certainty, the aggregate number of Shares available for issuance pursuant to settlement of Share Units shall not exceed the lesser of (i) 10% of the Company's outstanding Share capital less the number of Options outstanding; and (ii) 6,895,109 less the number of Share Units redeemed for Shares.

4.3. Award Grants to Individuals. The aggregate number of Shares for which Awards may be issued to any one Participant in any 12-month period shall not exceed 5% of the outstanding Shares, calculated on the date an Award is granted to the Participant, unless the Company obtains disinterested shareholder approval as required by the policies of the Exchange. The aggregate number of Shares for which Awards may be issued to any one Consultant within any 12-month period shall not exceed 2% of the outstanding Shares, calculated on the date an Award is granted to the Consultant.

4.4. Award Grants to Persons Providing Investor Relations Activities. The aggregate number of Shares for which Options may be issued to any Persons retained to provide Investor Relations Activities within any 12-month period shall not exceed 2% of the outstanding Shares, calculated on the date an Option is granted to such Persons. Awards other than Options may not be granted to Persons retained to provide Investor Relations Activities, except if such person is also an employee of the Company.

4.5. Award Grants to Insiders. Unless disinterested shareholder approval as required by the policies of the Exchange is obtained: (i) the maximum number of Shares for which Awards may be issued to Insiders (as a group) at any point in time shall not exceed 10% of the outstanding Shares; and the aggregate number of Awards granted to Insiders (as a group), within any 12-month period, shall not exceed 10% of the outstanding Shares, calculated at the date an Award is granted to any Insider.

4.6. Adjustments in Authorized Shares. In the event of any corporate event or transaction (collectively, a "Corporate Reorganization") (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, arrangement, amalgamation, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee shall make or provide for such adjustments or substitutions, as applicable, in the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Awards, the Option Price, grant price or exercise price applicable to outstanding Awards, the limit on issuing Awards other than Options granted with an Option Price equal to at least the FMV of a Share on the date of grant and any other value determinations applicable to outstanding Awards or to the Plan, as are equitably necessary to prevent dilution or enlargement of Participants' rights under the Plan that otherwise would result from such corporate event or transaction. In connection with a Corporate Reorganization, the Committee shall have the discretion to permit a holder of Options to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Plan and the applicable Award Agreement) and the holder will then accept on the exercise of such Option, in lieu of the Shares that such holder would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that such holder would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, that holder had owned all Shares that were subject to the Option. Such adjustments shall be made automatically, without the necessity of Committee action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in Shares.

The Committee shall also make appropriate adjustments in the terms of any Awards under the Plan as are equitably necessary to reflect such Corporate Reorganization and may modify any other terms of outstanding Awards, including modifications of performance criteria and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan, provided that any such adjustments must comply with all regulatory requirements.

Subject to the provisions of Article 11, acceptance of the Exchange, shareholder approval (except as allowed for under the Exchange Policies) and any applicable law or regulatory requirement, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance, assumption, substitution or conversion of Awards under the Plan in connection with any Corporate Reorganization, upon such terms and conditions as it may deem appropriate. Additionally, the Committee may amend the Plan, or adopt supplements to the Plan, in such manner as it deems appropriate to provide for such issuance, assumption, substitution or conversion as provided in the previous sentence.

ARTICLE 5
ELIGIBILITY AND PARTICIPATION

5.1. Eligibility. Awards under the Plan shall be granted only to bona fide Employees, Non-Employee Directors and Consultants, as per the policies of the Exchange.

5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, in its sole discretion select from among eligible Employees, Non-Employee Directors and Consultants, those to whom Awards shall be granted under the Plan, and shall determine in its discretion the nature, terms, conditions and amount of each Award.

ARTICLE 6
STOCK OPTIONS

6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee in its discretion.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions, if any, upon which an Option shall become vested and exercisable, and any such other provisions as the Committee shall determine. The Award Agreement for the grant of Options shall be in such form or forms as the Committee may from time to time approve.

6.3. Option Price. The Option Price for each grant of an Option under the Plan shall be determined by the Committee and shall be specified in the Award Agreement. The Option Price for an Option shall be not less than the FMV of the Shares on the date of grant.

6.4. Vesting of Options. Subject to any provisions of the Plan or the applicable Award Agreement relating to acceleration of vesting of Options, Options shall vest subject to Exchange Policies, and the Committee may, in its sole discretion, determine the time during which an Option shall vest and the method of vesting, or that no vesting restriction shall exist. If the Committee does not determine a vesting schedule at the time of grant of any particular Option, such Option shall be exercisable in whole at any time, or in part from time to time, during the term of the Option, subject to the applicable requirements of the Exchange. Options issued to any Persons retained to provide Investor Relations Activities must vest in stages over a period of not less than 12 months, with no more than 1/4 of the Options vesting in any three month period.

6.5. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that, subject to section 6.6, no Option shall be exercisable later than the tenth (10) anniversary date of its grant.

6.6. Blackout Periods. If the date on which an Option is scheduled to expire occurs within the Blackout Period applicable to such Participant, then the expiry date for such Option shall be extended to the last day of such 10 business day period.

6.7. Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.8. Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Option Price.

The Option Price upon exercise of any Option shall be payable to the Company in full in cash, certified cheque or wire transfer.

As soon as practicable after receipt of a notification of exercise and full payment of the Option Price, the Shares in respect of which the Option has been exercised shall be issued as fully-paid and non- assessable common shares of the Company. As of the business day the Company receives such notice and such payment, the Participant (or the person claiming through a Participant, as the case may be) shall be entitled to be entered on the share register of the Company as the holder of the number of Shares in respect of which the Option was exercised and to receive as promptly as possible thereafter, but in any event, on or before the 15th day of the third month of the year following the year in which the Option was exercised, a certificate or evidence of book entry representing the said number of Shares. The Company shall cause to be delivered to or to the direction of the Participant Share certificates or evidence of book entry Shares in an appropriate amount based upon the number of Shares purchased under the Option(s).

Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of applicable Canadian and U.S. securities law, including, without limitation, the 1933 Act, the United States Securities and Exchange Act of 1934, as amended, applicable U.S. state laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or consolidated stock price reporting system on which prices for the Shares are quoted at any given time. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

6.9. Death, Disability, Retirement and Termination or Resignation of Employment. If the Award Agreement does not specify the effect of a termination, cessation or resignation of employment then the following default rules will apply, provided, however that such Option grants shall expire within a reasonable period, and in any event not exceeding 12 months, following the date the Participant ceases to be an eligible Participant:

(a) Death: If a Participant dies while an Employee, Director of, or Consultant to, the Company or an Affiliate of the Company:

(i) all unvested Options as at the Termination Date shall automatically and immediately vest; and

(ii) all vested Options (including those that vested pursuant to (i) above) shall continue to be subject to the Plan and exercisable for a period of 12 months after the Termination Date, provided that any Options that have not been exercised within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date.

(b) Disability: If a Participant ceases to be eligible to be a Participant under the Plan as a result of their Disability then all Options remain and continue to vest (and are exercisable) in accordance with the terms of the Plan for a period of 12 months after the Termination Date, provided that any Options that have not been exercised (whether vested or not) within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date.

(c) Retirement: If a Participant Retires then the Board shall have the discretion, with respect to such Participant's Options, to determine: (i) whether to accelerate vesting of any or all of such Options, (ii) whether any of such Options shall be cancelled, with or without payment, and (iii) how long, if at all, such Options may remain outstanding following the Termination Date; provided, however, that in no event shall such Options be exercisable for more than 12 months after the Termination Date. Notwithstanding the foregoing, there can be no acceleration of the vesting requirements applicable to Options granted to Persons retained to provide Investor Relations Activities without the prior written approval of the Exchange.

(d) Termination for Cause: If a Participant ceases to be eligible to be a Participant under the Plan as a result of their termination for Cause, then all Options, whether vested or not, as at the Termination Date shall automatically and immediately expire and be forfeited.

(e) Termination without Cause or Voluntary Resignation: If a Participant ceases to be eligible to be a Participant under the Plan for any reason, other than as set out in sections 6.9(a)- (d), then, unless otherwise determined by the Board in its sole discretion, as of the Termination Date:

(i) all unvested Options shall automatically and immediately expire and be forfeited, and

(ii) all vested Options shall continue to be subject to the Plan and exercisable for a period of 90 days after the Termination Date, provided that any Options that have not been exercised within 90 days after the Termination Date shall automatically and immediately expire and be forfeited on such date.

6.10. Non-transferability of Options. An Option granted under this Article 6 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, subject to Section 9.1, the requirements of the Exchange or as otherwise allowed by the Exchange.

ARTICLE 7
RESTRICTED SHARE UNITS

7.1. Grant of Restricted Share Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Share Units to Participants in such amounts and upon such terms as the Committee shall determine.

7.2. Restricted Share Unit Agreement. Each Restricted Share Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Share Units granted, and the settlement date for Restricted Share Units, and any such other provisions as the Committee shall determine, provided that unless otherwise determined by the Committee or as set out in any Award Agreement, no Restricted Share Unit shall vest earlier (i.e., Restricted Share Units shall not vest earlier than one year after the date of the grant of the Restricted Share Unit) or later than allowed by the polices of the Exchange. The Committee shall impose, in the Award Agreement at the time of grant, such other conditions and/or restrictions on any Restricted Share Units granted pursuant to the Plan as it may deem advisable, including, without limitation, restrictions based upon the time-based restrictions on vesting and, restrictions under applicable laws or under the requirements of the Exchange.

7.3. Vesting of Restricted Share Units. Subject to any provisions of the Plan or the applicable Award Agreement relating to acceleration of vesting of Restricted Share Units, Restricted Share Units shall vest at the discretion of the Committee, and subject to the policies of the Exchange, but in no case will any Restricted Share Unit vest or payment be made in respect of that Restricted Share Unit later than December 15 of the third calendar year following the year in which that Restricted Share Unit was granted.

7.4. Blackout Periods. If the date on which a Restricted Share Unit is scheduled to expire occurs within the Blackout Period applicable to such Participant, then the expiry date for such Award shall be extended to the last day of such 10 business day period.

7.5. Non-transferability of Restricted Share Units. The Restricted Share Units granted herein may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the date of settlement through delivery or other payment, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the Restricted Share Units granted to a Participant under the Plan shall be available during such Participant's lifetime only to such Participant.

7.6. Dividends and Other Distributions. During the Period of Restriction, Participants holding Restricted Share Units granted hereunder may, if the Committee so determines, be credited with amounts equal to the cash dividends or Dividend Equivalents paid with respect to the underlying Shares while they are so held in a manner determined by the Committee in its sole discretion. Dividend Equivalents shall apply to an Award unless specifically provided for in the Award Agreement. The Committee may apply any restrictions to such dividend amounts or Dividend Equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of such dividend amounts or Dividend Equivalents, including cash, Shares or Restricted Share Units. The Committee, in its sole discretion, may settle such entitlements with cash where it does not have sufficient Shares available to satisfy the obligation in Shares, or where the issuance of Shares would result in the Company breaching a limit on grants or issuances contained in the Plan.

7.7. Death, Disability, Retirement and Termination or Resignation of Employment. If the Award Agreement does not specify the effect of a termination or resignation of employment then the following default rules will apply:

(a) Death: If a Participant dies while an Employee, Director of, or Consultant to, the Company or an Affiliate:

(i) all unvested Restricted Share Units as at the Termination Date shall automatically and immediately vest; and

(ii) all vested Restricted Share Units (including those that vested pursuant to (i) above) shall be paid to the Participant's estate in accordance with the terms of the Plan and the Award Agreement.

(b) Disability: If a Participant ceases to be eligible to be a Participant under the Plan as a result of their Disability, then all Restricted Share Units remain and continue to vest in accordance with the terms of the Plan for a period of 12 months after the Termination Date, provided that any Restricted Share Units that have not vested within 12 months after the Termination Date shall automatically and immediately expire and be forfeited on such date.

(c) Retirement: If a Participant Retires then the Board shall have the discretion, with respect to such Participant's Restricted Share Units, to determine: (i) whether to accelerate vesting of any or all of such Restricted Share Units, (ii) whether any of such Restricted Share Units shall be cancelled, with or without payment, and (iii) how long, if at all, such Restricted Share Units may remain outstanding following the Termination Date; provided, however, that in no event shall such Restricted Share Units remain outstanding for more than 12 months after the Termination Date. Notwithstanding the above, for U.S. Participants, the treatment of Restricted Share Units upon retirement shall be provided for in the Award Agreement.

(d) Termination for Cause: If a Participant ceases to be eligible to be a Participant under the Plan as a result of their termination for Cause, then all Restricted Share Units, whether vested or not, as at the Termination Date shall automatically and immediately be forfeited.

(e) Termination without Cause or Voluntary Resignation: If a Participant ceases to be eligible to be a Participant under the Plan for any reason, other than as set out in sections 7.7(a)- (d), then, unless otherwise determined by the Board in its sole discretion, as of the Termination Date:

(i) all unvested Restricted Share Units shall automatically and immediately be forfeited, and

(ii) all vested Restricted Share Units shall be paid to the Participants in accordance with the terms of the Plan and the Award Agreement.

7.8. Payment in Settlement of Restricted Share Units. When and if Restricted Share Units become payable, the Participant issued such Restricted Share Units shall be entitled to receive payment from the Company in settlement of such Restricted Share Units: (i) in a number of Shares (issued from treasury) equal to the number of Restricted Share Units being settled, or (ii) in any other form, all as determined by the Committee at its sole discretion. The Committee's determination regarding the form of payout shall be set forth or reserved for later determination in the Award Agreement for the grant of the Restricted Share Units.

ARTICLE 8
PERFORMANCE SHARE UNITS

8.1. Grant of Performance Share Units. Subject to the terms and conditions of the Plan and the policies of the Exchange, the Committee, at any time and from time to time, may grant Performance Share Units to Participants in such amounts and upon such terms as the Committee shall determine.

8.2. Value of Performance Share Units. Each Performance Share Unit shall have an initial value equal to the FMV of a Share on the date of grant. The Committee shall set performance criteria for a Performance Period in its discretion, which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and set forth in the Award Agreement, the value and/or number of each Performance Share Unit that will be paid to the Participant.

8.3. Earning of Performance Share Units. Subject to the terms of the Plan and the applicable Award Agreement, after the applicable Performance Period has ended, the holder of Performance Share Units shall be entitled to receive payout on the value and number of Performance Share Units, determined as a function of the extent to which the corresponding performance criteria have been achieved. Notwithstanding the foregoing, the Company shall have the ability to require the Participant to hold any Shares received pursuant to such Award for a specified period of time.

8.4. Form and Timing of Payment of Performance Share Units. Payment of earned Performance Share Units shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Share Units in the form of a number of Shares issued from treasury equal to the number of earned Performance Share Units at the end of the applicable Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement for the grant of the Award or reserved for later determination. Other than as determined by the Committee in writing, in no event will delivery of such Shares or other form of payment or consideration under a Performance Share Unit be made later than the earlier of: (i) 3 months after the close of the year in which such conditions or restrictions were satisfied or lapsed and (ii) December 31 of the third year following the year of the grant date. Notwithstanding the foregoing, the Company may not grant Awards that are not Options to any persons conducting Investor Relations Activities and any Performance Share Units cannot vest earlier than one year after the date of grant.

8.5. Dividends and Other Distributions. Participants holding Performance Share Units granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares or Dividend Equivalents while they are so held in a manner determined by the Committee in its sole discretion. Dividend Equivalents shall not apply to an Award unless specifically provided for in the Award Agreement. The Committee may apply any restrictions to the dividends or Dividend Equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or Dividend Equivalents, including cash, Shares or Performance Share Units. The Committee, in its sole discretion, may settle such entitlements with cash where it does not have sufficient Shares available to satisfy the obligation in Shares, or where the issuance of Shares would result in the Company breaching a limit on grants or issuances contained in the Plan.

8.6. Termination of Employment, Consultancy or Directorship. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Share Units following termination of the Participant's employment or other relationship with the Company or its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Share Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination, provided that the provisions shall comply with applicable rules of the Exchange.

8.7. Non-transferability of Performance Share Units. Performance Share Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, subject to Section 9.1. Further, a Participant's rights under the Plan shall inure during such Participant's lifetime only to such Participant.

ARTICLE 9
BENEFICIARY DESIGNATION

9.1. Beneficiary. A Participant's "beneficiary" is the person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant's death. A Participant may designate a beneficiary or change a previous beneficiary designation at such times as prescribed by the Committee and by using such forms and following such procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant's death, the beneficiary shall be the Participant's estate. Following the death of a Participant, a designated beneficiary will be entitled to make a claim for a maximum of 12 months.

9.2. Discretion of the Committee. Notwithstanding the provisions above, the Committee may, in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article 10, or both, in favor of another method of determining beneficiaries.

ARTICLE 10
RIGHTS OF PERSONS ELIGIBLE TO PARTICIPATE

10.1. Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate of the Company to terminate any Participant's employment, consulting or other service relationship with the Company or the Affiliate at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or the Affiliate.

Neither an Award nor any benefits arising under the Plan shall constitute part of an employment or service contract with the Company or an Affiliate of the Company, and, accordingly, subject to the terms of the Plan, the Plan may be terminated or modified at any time in the sole and exclusive discretion of the Committee or the Board without giving rise to liability on the part of the Company or its Affiliates for severance payments or otherwise, except as provided in the Plan.

For purposes of the Plan, unless otherwise provided by the Committee, a transfer of employment of a Participant between the Company and an Affiliate or among Affiliates of the Company, shall not be deemed a termination of employment. The Committee may provide, in a Participant's Award Agreement or otherwise, the conditions under which a transfer of employment to an entity that is spun off from the Company or an Affiliate of the Company shall not be deemed a termination of employment for purposes of an Award.

10.2. Participation. No Employee or other Person eligible to participate in the Plan shall have the right to be selected to receive an Award. No person selected to receive an Award shall have the right to be selected to receive a future Award, or, if selected to receive a future Award, the right to receive such future Award on terms and conditions identical or in proportion in any way to any prior Award.

10.3. Rights as a Shareholder. A Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the holder of such Shares.

ARTICLE 11
CHANGE OF CONTROL

11.1. Change of Control and Termination of Employment. Subject to section 12.2 and the terms and provisions of any Award Agreement, if there is a Change of Control, any Awards held by a Participant shall automatically vest following such Change of Control, on the Termination Date, if the Participant is an Employee, officer or a Director and their employment, or officer or Director position is terminated within 12 months following the Change of Control, provided that no acceleration of Awards shall occur in the case of a Participant that was retained to provide Investor Relations Activities unless the approval of the Exchange is either obtained or not required.

11.2. Discretion to Board. Notwithstanding any other provision of the Plan, in the event of an actual or potential Change of Control, the Board may, in its sole discretion, without the necessity or requirement for the agreement of any Participant: (i) accelerate, conditionally or otherwise, on such terms as it sees fit (including, but not limited to those set out in (iii) and (iv) below), the vesting date of any Awards; (ii) permit the conditional redemption or exercise of any Awards, on such terms as it sees fit; (iii) otherwise amend or modify the terms of any Awards, including for greater certainty by (1) permitting Participants to exercise or redeem any Awards to assist the Participants to participate in the actual or potential Change of Control, or (2) providing that any Awards exercised or exercised shall be exercisable or redeemed for, in lieu of Shares, such property (including shares of another entity or cash) that shareholders of the Company will receive in the Change of Control; and (iv) terminate, following the successful completion of a Change of Control, on such terms as it sees fit, the Awards not exercised or redeemed prior to the successful completion of such Change of Control.

11.3. Non-Occurrence of Change of Control. In the event that any Awards are conditionally exercised pursuant to section 12.2 above and the Change of Control does not occur, the Board may, in its sole discretion, determine that any (i) Awards so exercised shall be reinstated as the type of Award prior to such exercise, and (ii) Shares issued be cancelled and any exercise or similar price received by the Company shall be returned to the Participant.

11.4. Agreement with Purchaser in a Change of Control. In connection with a Change of Control, the Board may be permitted to condition any acceleration of vesting on the Participant entering into an employment, confidentiality or other agreement with the purchaser as the Board deems appropriate.

ARTICLE 12
AMENDMENT AND TERMINATION

12.1. Amendment and Termination. The Board may, at any time, suspend or terminate the Plan. Subject to compliance with any applicable law, including the rules of the Exchange, the Board may also, at any time, amend or revise the terms of the Plan and any Award Agreement. No such amendment of the Plan or Award Agreement may be made if such amendment would materially and adversely impair any rights arising from any Awards previously granted to a Participant under the Plan without the consent of the Participant or the representatives of his or her estate, as applicable. The Board may, by resolution, make any amendment to this Plan or any Share Units granted under it (together with any related Award Agreement) without shareholder approval, provided however, that the Board will not be entitled to amend this Plan or any Share Unit granted under it without shareholder (disinterested shareholder approval if applicable) and, if applicable, TSXV approval, in order to: (i) increase the maximum number of Shares issuable pursuant to this Plan; (ii) cancel a Share Unit and subsequently issue to the holder of such Share Unit a new Share Unit in replacement thereof; (iii) extend the term of a Share Unit, but not beyond the Expiry Date; (iv) permit the assignment or transfer of a Share Unit other than as provided for in this Plan; (v) add to the categories of persons eligible to participate in this Plan; or (v) in any other circumstances where TSXV and shareholder approval is required by the TSXV. Any renewal of this plan will be subject to disinterested shareholder approval, and TSXV approval as applicable.

12.2. Reduction of Option Price or Grant Price. Disinterested shareholder approval as required by the policies of the Exchange shall be obtained for any reduction in the Option Price or extension of the expiry date of an Option grant if the Participant is an Insider of the Company at the time of the proposed amendment.

ARTICLE 13
WITHHOLDING

13.1. Withholding. The Company or any of its Affiliates shall have the power and the right to deduct or withhold from any payment owed to the Participant, or require a Participant to remit to the Company or the Affiliate, an amount sufficient to satisfy federal, provincial and local taxes or domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising from or as a result of the Plan or any Award hereunder. The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold and sell Shares or the Participant making such other arrangements, including the sale of Shares, in either case on such conditions as the Committee specifies.

13.2. Acknowledgement. Participant acknowledges and agrees that the ultimate liability for all taxes legally payable by Participant is and remains Participant's responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company: (a) makes no representations or undertakings regarding the treatment of any taxes in connection with any aspect of the Plan; and (b) does not commit to and is under no obligation to structure the terms of the Plan to reduce or eliminate Participant's liability for taxes or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction, Participant acknowledges that the Company may be required to withhold or account for taxes in more than one jurisdiction.

ARTICLE 14
SUCCESSORS

14.1. Any obligations of the Company or its Affiliates under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or its Affiliates, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the businesses and/or assets of the Company or the Affiliate, as applicable.

ARTICLE 15
GENERAL PROVISIONS

15.1. Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable law or ruling of any governmental body that the Company determines to be necessary or advisable.

If for any reason Shares cannot be issued to a Participant, the obligation of the Company to issue such Shares shall terminate.

15.2. Conflict. To the extent there is any inconsistency or ambiguity between this Plan and any employment contract, the terms of such employment contract shall govern to the extent of such inconsistency or ambiguity, subject only to compliance with applicable law and Exchange Policies.

15.3. Investment Representations. The Committee may require each Participant receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

15.4. Legends and Resale Restrictions. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares, in addition to any resale restrictions under applicable securities laws and any other circumstance in which the Exchange Hold Period may apply.

15.5. Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis to the extent not prohibited by applicable law or the rules of the Exchange.

15.6. No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement. In such an instance, unless the Committee determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

15.7. Other Compensation and Benefit Plans. Nothing in the Plan shall be construed to limit the right of the Company or an Affiliate of the Company to establish other compensation or benefit plans, programs, policies or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant's rights under any such other plan, policy, program or arrangement.

15.8. No Constraint on Corporate Action. Nothing in the Plan shall be construed (i) to limit, impair or otherwise affect the Company's or its Affiliates' right or power to make adjustments, reclassifications, reorganizations or changes in its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) to limit the right or power of the Company or its Affiliates to take any action which such entity deems to be necessary or appropriate.

15.9. Compliance with Canadian Securities Laws. All Awards and the issuance of Shares underlying such Awards issued pursuant to the Plan will be issued pursuant to an exemption from the prospectus requirements of Canadian securities laws where applicable.

15.10. Compliance with U.S. Securities Laws. All Awards and the issuance of Shares underlying such Awards issued pursuant to the Plan will be issued pursuant to the registration requirements of the U.S. Securities Act of 1933, as amended or an exemption from such registration requirements. If the Awards or Shares are not so registered and no such registration exemption is available, the Company shall not be required to issue any Shares otherwise issuable hereunder.

ARTICLE 16
LEGAL CONSTRUCTION

16.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

16.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required. The Company or an Affiliate of the Company shall receive the consideration required by law for the issuance of Awards under the Plan.

The inability of the Company or an Affiliate of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company or the Affiliate to be necessary for the lawful issuance and sale of any Shares hereunder, shall relieve the Company or the Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.4. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.